Exhibit 99.1

NETWORK EQUIPMENT TECHNOLOGIES, INC.

NOTICE TO HOLDERS OF
7 ¼% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2014
(CUSIP NO. 641208 AA1)

Ladies and Gentlemen:

Reference is made to that certain Indenture, dated as of May 15, 1989 (the “Indenture”), by and between Network Equipment Technologies, Inc. (the “Company”) and U.S. Bank National Association (successor to Morgan Guaranty Trust Company of New York), as trustee (the “Trustee”), pursuant to which the Company’s 7 ¼% Convertible Subordinated Debentures due 2014 (CUSIP No. 641208 AA1) (the “Debentures”) were issued.  Capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.

This notice is being delivered to holders of Debentures pursuant to Section 15.10 of the Indenture.

Notice of Anticipated Merger and Supplemental Indenture

On June 18, 2012, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Sonus Networks, Inc. (“Sonus”), and Navy Acquisition Subsidiary, Inc., a direct wholly-owned subsidiary of Sonus (“Merger Sub”), pursuant to which, subject to the satisfaction or waiver of certain conditions, Merger Sub will merge with and into the Company and the Company will become a direct wholly-owned subsidiary of Sonus (the “Merger”).

On the terms and subject to the conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of common stock, par value $0.01 per share, of the Company (the “Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares owned by (1) Sonus, Merger Sub or any other direct or indirect wholly-owned subsidiary of Sonus, (2) the Company or any direct or indirect wholly-owned subsidiary of the Company or (3) stockholders who have properly exercised and perfected appraisal rights under Delaware law) will be converted automatically into the right to receive $1.35 in cash (the “Merger Consideration”), without interest.

The Company’s and Sonus’ respective obligations to complete the Merger are subject to customary conditions, including (1) the approval by the holders of a majority of the outstanding shares of Common Stock entitled to vote on the Merger (the “Stockholder Approval”) and (2) the absence of any injunction, judgment or ruling prohibiting the Merger.  Moreover, each party’s obligation to consummate the Merger is subject to certain other conditions, including (1) the accuracy of the other party’s representations and warranties (subject to materiality exceptions) and (2) the other party’s compliance with its covenants and agreements contained in the Merger Agreement (subject to materiality exceptions).  The consummation of the Merger is not subject to a financing condition.

A special meeting of the stockholders of the Company is scheduled to take place on August 23, 2012, at 1:00 p.m., Pacific Daylight Time.  The Merger is expected to become effective as soon as practicable after the special meeting of stockholders, assuming the Stockholder Approval is received at such meeting.  Solely for the purpose of providing the notice required by Section 15.10 of the Indenture, the Company is providing this notice based on an anticipated date on which the Merger will become effective, if the Stockholder Approval is received and if all other conditions to the closing are satisfied or waived, of August 24, 2012, which is the Business Day after the day on which the special meeting of stockholders is scheduled to take place.  However, the timing and satisfaction or waiver of certain of the conditions to the closing of the Merger are outside the control of the Company, and there can be no assurance that all conditions to the closing of the Merger will be satisfied or waived on or before that date, if at all. The Merger can occur only if and when all conditions to the Merger have been satisfied or waived.  In addition, as permitted by the Merger Agreement, the parties to the Merger Agreement could agree to cause the consummation of the Merger to be delayed until a later date, even if all conditions to the closing of the Merger have been satisfied or waived.

Substantially concurrently with the consummation of the Merger, pursuant to Sections 11.01 and 15.06 of the Indenture, the Company will execute and deliver to the Trustee a Supplemental Indenture, pursuant to which the Indenture will be amended to provide that, from and after the Effective Time, in lieu of being convertible into shares of Common Stock, the Debentures will be convertible into the kind and amount of Merger Consideration that would have been receivable upon the consummation of the Merger by a holder of the number of shares of Common Stock issuable upon conversion of the Debentures as of the Effective Time.

In accordance with Section 15.01 of the Indenture, holders of the Debentures currently have the right, at their option, to convert the principal amount of the Debentures, or any portion of such principal amount which is $1,000 or a multiple thereof, into that number of shares of Common Stock obtained by dividing the principal amount of the Debentures or portion thereof to be converted by the conversion price of $31.50.  Pursuant to the Supplemental Indenture, from and after the Effective Time, the Debentures will be convertible into approximately $42.86 in cash per $1,000 principal amount of Debentures.  Accordingly, it will not be in your economic interest to convert your Debentures after the entry into the Supplemental Indenture.

After the Effective Time, the Debentures will remain outstanding obligations of the Company, subject to the terms and conditions of the Indenture, as amended by the Supplemental Indenture.